Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

GENETRON HOLDINGS LIMITED

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$50,945,189.92	(1)	$0.0001476	(2)	$7,519.51	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$50,945,189.92
Total Fees Due for Filing					$7,519.51
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$7,519.51

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The filing fee is calculated based on the sum of (a) the aggregate cash payment of US$0.272 per share for the 187,260,235 issued and outstanding ordinary shares of the issuer (including shares represented by ADSs) subject to the proposed merger of Genetron New Co Limited with and into the issuer, and (b) the product of 43,000 ordinary shares issuable under the outstanding and unexercised restricted shares that will be cashed out in connection with the proposed merger multiplied by US$0.242 per share (which is the difference between the US$0.272 per share merger consideration and the exercise price of US$0.03 per share of such restricted shares)((a) and (b) together, the “Transaction Valuation”).

(2)	The amount of the filing fee calculated in accordance with the Exchange Act equals US$147.60 for each US$1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.